Filed pursuant to Rule 433

dated January 5, 2026

Relating to

Preliminary Pricing Supplement dated January 5, 2026

to Prospectus Supplement dated January 5, 2026 and

Prospectus dated November 13, 2023

Registration Statement No. 333-275512

Pricing Term Sheet for 4.200% Secured Medium-Term Notes, Series R, due January 1, 2031

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: January 5, 2026

Original Issue Date/Settlement Date: January 7, 2026, which is the second business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery will be required, because the Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $500,000,000

Price to Public: 99.876% of Principal Amount, plus accrued interest, if any, from January 7, 2026 if settlement occurs after that date

Interest Rate: 4.200% per annum

Interest Payment Dates: January 1 and July 1, commencing July 1, 2026

Redemption: As specified in Preliminary Pricing Supplement dated January 5, 2026. Make whole amount prior to December 1, 2030 to be determined at a discount rate equal to the Treasury Rate plus 10.0 basis points (0.100%).

Maturity Date: January 1, 2031

CUSIP: 74456QCX2

Joint Book-Running Managers:

BofA Securities, Inc. ($87,500,000)

Mizuho Securities USA LLC ($87,500,000)

MUFG Securities Americas Inc. ($87,500,000)

U.S. Bancorp Investments, Inc. ($87,500,000)

BNY Mellon Capital Markets, LLC ($40,000,000)

RBC Capital Markets, LLC ($40,000,000)

TD Securities (USA) LLC ($40,000,000)

Co-Managers:

Academy Securities, Inc. ($10,000,000)

CastleOak Securities, L.P. ($10,000,000)

Samuel A. Ramirez & Company, Inc. ($10,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BofA Securities, Inc. toll-free at 1-800-294-1322, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, Mizuho Securities USA LLC, LLC toll-free at 1-866-271-7403, or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.